AMERICAN BONANZA RESOURCES CORP.
                      94 Dowdeswell Street, P.O. Box N7521
                                 Nassau, Bahamas
                                  (866)640-8818
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March 5, 2009


Jennifer O'Brien
U.S. Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 7010
100 F Street N.E.
Washington, DC 20549

RE: American Bonanza Resources Corp.
    Form 10-K for the Fiscal Year Ended October 31, 2008
    Filed January 22, 2009
    Form 10-Q for the Fiscal Quarter Ended January 31, 2009
    Filed February 25, 2009
    File No. 333-130286

Dear Ms. O'Brien:

In connection with the amendments made regarding the above referenced filings we also make the following representations:

     * the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

     * staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     * the Company may not assert staff comments as defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Thank you very much for your kind cooperation and assistance in this matter.

Very truly yours,


/s/ Wolf Seyfert
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Wolf Seyfert, President